Exhibit 99.1

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated January 27, 2014 to the Board of Directors of Martin Marietta Materials, Inc. (the “Company”) included as Annex B to the Joint Proxy Statement/Prospectus included in the Company’s Registration Statement on Form S-4 (as amended by Amendment No. 2, the “Joint Proxy Statement/Prospectus”) relating to the proposed acquisition of Texas Industries, Inc. by the Company, and (ii) the references to our firm and to such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Additionally, such consent does not cover any future amendments to the Joint Proxy Statement/Prospectus.

J.P. MORGAN SECURITIES LLC

By:	/s/ Chris Gallea
Name:	Chris Gallea
Title:	Vice Chairman

May 20, 2014